Exhibit 4.33

Regarding

Hangzhou Youxi Information Technology Co., Ltd.

Equity Transfer Agreement

January 2021

This agreement was signed on January 27, 2021 by the following entities:

Party A: Gamefield Hong Kong Limited

Gamefield Hong Kong Limited, a limited company legally incorporated and legally and validly existing in Hong Kong, the People’s Republic of China (hereinafter referred to as “China”), its registered address is RM 1902 EASEY COMM BLDG 253-261 HENNESSY ROAD WANCHAI, HK;

Party B: Zhejiang Mengxiang Consultancy Services Co., Ltd.

Zhejiang Mengxiang Consultancy Services Co., Ltd., a limited company legally incorporated and legally and validly existing in Lishui, China, its registered address is Room 108-3, No. 162 Xianglong Road, Nanmingshan Street, Liandu District, Lishui City, Zhejiang Province;

Party C: Li Qiang

Li Qiang, ID number: ****, is a natural person with full capacity for civil rights and capacity for civil conduct, holding 100% of Party A’s equity.

(The above entities are collectively referred to as “parties” in this agreement, and simply referred to as “parties”)

Given:

1.    Hangzhou Youxi Information Technology Co., Ltd. (hereinafter referred to as the “Target Company”) is a limited liability company legally established on December 14, 2018 in accordance with Chinese laws and legally and validly existing. Its registered capital is USD 2 million. The paid-in registered capital is USD 879,975. The registered address is Room 213, Building C, No. 80 Kangning Street, Xiacheng District, Hangzhou City, Zhejiang Province. The scope of business is “information technology development, multimedia software design and development, technical consulting, technical services, and achievements, transfer, business management consulting, business information consulting”.

2.    As of the date of the signing of this agreement, the Target Company has not hired any employees, has not operated any business, and has no known or potential liabilities, obligations or responsibilities to be performed.

3.    As of the date of signing of this agreement, the Target Company has 5 computer software copyrights: Gamely live broadcast supervision system (V1.0) (registration number 2020SR0151830), Gamely sharing system (V1.0) (registration number 2020SR0152282), Gamely pc live broadcast tool system (V1 .0) (registration number 2020SR0153152), Gamely Android mobile live broadcast application system (V1.0) (registration number 2020SR0153164) and Gamely Apple live broadcast application system (V1.0) (registration number 2020SR0153158) (hereinafter referred to as “5 Computer Software Copyrights”).

4.    As of the date of the signing of this agreement, the audited loss of the Target Company that can be carried forward to be made up in subsequent years is 11,207,380 yuan (unless otherwise specified, the currency unit in this agreement is RMB) (hereinafter referred to as “Amount of Audited Loss that can be Carried Forward To be Made Up in Subsequent Years”).

5.    Party A is a shareholder of the Target Company and legally and validly holds 100% of the equity of the Target Company (hereinafter referred to as the “Target Equity”).

6.    Party A hereby intends to transfer the Target Equity to Party B in accordance with the terms of this agreement, and Party B intends to accept the Target Equity (hereinafter referred to as “this Equity Transfer”).

7.    Party C voluntarily provides joint liability guarantee for Party A’s obligations and responsibilities arising from this agreement.

In view of the above, in accordance with the “Civil Code of the People’s Republic of China” and other relevant laws and regulations, the parties have reached the following consensus on matters related to this Equity Transfer through friendly negotiations, and sign this agreement and agree as follows:

Article 1 Definition

1.    Unless otherwise specified in this agreement, the following terms in this agreement have the following meanings:

Target Company	Means	Hangzhou Youxi Information Technology Co., Ltd.

Target Equity	Means	According to the provisions of this agreement, the transferor intends to transfer 100% of the equity of the Target Company held by the transferor and all the rights and interests corresponding to such equity

this Equity Transfer	Means	The transferor’s transfer of the Target Equity held by the transferor described in this agreement to the transferee

Equity Transfer Payment	Means	All the transfer price paid by the transferee described in this agreement due to the transfer of the Target Equity

Signature Date	Means	The date when the parties to this agreement signed and sealed this agreement

Effective Date	Means	The effective date of this agreement, meaning the date when this agreement is signed and affixed with official seals by all parties

Closing Date	Means	The date of completion of the business change registration of this Equity Transfer, which shall be subject to the date stated in the notice of change approved by the administrative department for industry and commerce

Transition Period	Means	The period from the Effective Date to the Closing Date

the Company’s Articles of Association	Means	The articles of association of the Target Company that is currently in force

Business Day	Means	Any day when a bank in China conducts corporate business, but excluding statutory holidays

day	Means	Calendar day

Yuan	Means	Unless where specified, “Yuan” in this agreement refers to RMB yuan

Article 2 The purpose of the agreement and the Target Equity

1.    The parties confirm that the purpose of entering into this agreement is: Party B acquires a limited liability company with computer software copyright by way of transfer of the Target Equity from Party A, which may engage in the business of software design and development, technical consulting, and technical service; which does not hire any employees, which does not operate any business, which has no known or potential liabilities, obligations or responsibilities to be performed; and which enjoys the Amount of Audited Loss that can be Carried Forward To be Made Up in Subsequent Years, and which can legally and validly use the operating profits in subsequent years to make up for prior years’ losses within the Amount of Audited Loss that can be Carried Forward To be Made Up in Subsequent Years.

2.    The Target Equity includes 100% of the equity of the Target Company held by Party A and all the rights and interests corresponding to such equity (including all the rights and interests that the shareholders of the company shall enjoy as stipulated under Chinese laws and regulations and the articles of association of the Target Company). The Target Equity includes a paid-in capital contribution of USD 879,975 and a capital contribution obligation of USD 1,120,025.

3.    Party A and Party C confirm and warrant that there are no rights, burden, restrictions, ownership controversies or disputes in the Target Equity, and Party A has the right to transfer the Target Equity to Party B in accordance with this agreement and there are no impediments to performance.

Article 3 Equity Transfer Payment, payment arrangements and procedures for the change of the Target Equity

1.    The parties agree that the transfer price of the Target Equity under this agreement is 300,000 Yuan (In figures: Three hundred thousand Yuan) (hereinafter referred to as the “Equity Transfer Payment”).

2.    Within 5 Business Days from when the date of this agreement is signed by all parties and the documents required to be signed by Party A, Party C or their relevant personnel for the purpose of the procedures for the business change registration for changing the Target Equity to under Party B’s name (including but not limited to change in shareholder, change in legal representative, change in registered address, changes in directors, supervisors, and senior executives, the same below) are signed by Party A, Party C and their relevant personnel, Party B shall pay the first installment of the Equity Transfer Payment to Party A of 240,000 Yuan (In figures: Two hundred and forty thousand Yuan). Party B shall cooperate with Party A to carry out the relevant procedures, and Party B shall be responsible for any delay in the preparation of procedures by reason of Party B. If Party B fails to make the down payment, for each day of the overdue, it shall pay Party A a delayed payment at 5‰/day of the unpaid price payable.

3.    Within 1 Business Day of receiving the first installment of the Equity Transfer Payment, Party A shall transfer the Target Company’s business license, official seal, and contract seal (if any) to Party B, and assist Party B in completing the procedures for the business change registration of changing the Target Equity to under Party B’s name. The Target Company’s financial account books, 5 Computer Software Copyrights certificates and their full set of application materials, as well as all other material, seals, USB keys and licenses shall be transferred to Party B on the day when Party A receives the balance of the Equity Transfer Payment. If Party A delays in performing the foregoing obligations, for each day of the overdue, it shall pay Party B a liquidated damage for the delay of its performance at 5‰/day of the Equity Transfer Payment as stipulated in this agreement.

4.    Within 30 Business Days after receiving the first installment of the Equity Transfer Payment, Party A shall assist Party B in completing the procedures for the business change registration of changing the Target Equity to under Party B’s name and other relevant procedures of the changes that require Party A’s assistance (including but not limited to changes in bank account information).

5.    Within 5 Business Days from the date of completion of the procedures for the business change registration for this Equity Transfer and the procedures of the change in bank account information, Party B shall pay Party A the balance of the Equity Transfer Payment of 60,000 Yuan (In figures: Sixty thousand Yuan), if Party B overdues in its payment, for each day of the overdue, it shall pay Party A a delayed payment of 5‰/day of the unpaid price payable.

6.    The unpaid subscribed capital contribution involved in this Equity Transfer shall be paid by Party B in full and on time in accordance with the articles of association. After the completion of this Equity Transfer, Party A no longer enjoys the shareholder rights of the transferred equity and no longer assumes the corresponding shareholder obligations; Party B shall assume the shareholder obligations whilst enjoying the shareholder rights in accordance with this agreement.

7.    The Equity Transfer Payment described in this agreement shall be paid to Party A’s bank account as follows (converted to the U.S. dollars equivalent based on the U.S. dollar central parity rate announced by the China Foreign Exchange Trade System (http://www.chinamoney.com.cn) on the day of the remittance), Party A may also designate other payment accounts in writing but must notify Party B 5 Business Days in advance and obtain Party B’s consent. If the bank account information provided by Party A is incomplete, incorrect, or the designated payment account is changed, which causes Party B to delay in its payment, Party B shall not be liable for the late payment, but Party B shall make the corresponding payment within 5 Business Days upon Party A’s provision of complete and accurate payment account information. The information of the bank account designated by Party A is as follows:

Account name: GAMEFIELD HONG KONG LIMITED

Bank account: ****

Account opening bank: DBS BANK (HONG KONG) LIMITED

BANK CODE: ****

BRANCH CODE: ****

Bank address: 16TH FLOOR, THE CENTER, 99 QUEEN’S ROAD CENTRAL, CENTRAL, HONG KONG

SWIFT CODE: ****

Article 4 Representations and Warranties

1. The parties confirm that Party B agrees to sign this agreement and the transfer of the Target Equity is in reliance on Party A and Party C making the following representations and warranties pursuant to Party B’s requests:

(1)    As of the date of the signing of this agreement and prior to the completion of this Equity Transfer, the Target Company is a legally incorporated and validly existing limited liability company, and Party A legally and validly holds 100% of the Target Company’s equity, and there are no rights, burden, restrictions, ownership controversies or disputes over any pledges or proxy holding.

(2)    As of the date of the signing of this agreement and until the completion of this Equity Transfer, the Target Company has not hired any employees, has not operated any business, and has no known or potential liabilities, obligations or responsibilities to be performed.

(3)    As of the date of the signing of this agreement and until the completion of this Equity Transfer, the Target Company legally and validly owns 5 Computer Software Copyrights.

(4)    As of the date of the signing of this agreement and before the completion of this Equity Transfer, the Amount of Audited Loss that can be Carried Forward To be Made Up in Subsequent Years of the Target Company is 11,207,380 Yuan.

(5)    Party A and Party C are the appropriate entities to sign and perform this agreement. They have obtained all the necessary approvals, resolutions or authorizations for signing and performing this agreement. Their signing and performance of this agreement will not conflict with their other obligations and responsibilities agreed or should be performed under their other executed agreements, and it is warranted that during the performance of this agreement, it will not negotiate with any third party on matters that conflict with this agreement or enter into related agreements with this agreement.

(6)    The Target Company has paid taxes in accordance with the law and is not required to pay any tax-related fines, surcharges, penalties or interest; except for a VAT that has been disclosed to Party B in writing and has been rectified and has not been declared on time, there is no violation of tax laws and regulations, and there are no disputes and litigation related to tax payments.

(7)    The Target Company, Party A and Party C have no penalties, litigation or other administrative or judicial proceedings that may adversely affect the Target Company or affect the entering into, validity and enforceability of this agreement.

(8)    Party A and Party C shall bear the legal risks arising from the events prior to the completion of this Equity Transfer that result in the Target Company’s expenses, costs or losses in its employment of employee, social security, housing provident fund, quality, intellectual property rights, taxation, environmental protection, safety, foreign exchange, commerce, fire protection and other expenses, costs or losses incurred in connection with production and operation, or legal risks arising from historically due and unpaid taxes, regardless of whether such expenses, costs or losses, or risks were actually incurred prior to the completion of this Equity Transfer; if these circumstances cause losses to the Target Company or Party B, Party A and Party C shall compensate the Target Company or Party B in cash within 5 days from the date of incurring the losses.

(9)    In particular, the rent for the housing lease contract involving the Target Company’s current residence and the previously registered residence is not required to be paid. Prior to the completion of the procedures for the change of business registration of this Equity Transfer, the Target Company may use its current residence as the registered business address for free. Any expenses incurred subsequent to the completion of procedures for the change of business registration, shall be borne by Party B.

(10)    In particular, both the Target Company and its employees have rescinded or terminated labor contracts in accordance with the law. There are no labor controversies or disputes, and there are no unpaid wages, bonuses, subsidies, reimbursement, economic compensation, compensation, etc. There are any unpaid social insurance expenses, housing provident fund expenses, income tax, etc.

(11)    In particular, the business contract between the Target Company and Party A has been fully performed or terminated in accordance with the law, and the income from the technical services provided by the Target Company to Party A has been filed for VAT exemption, and there is no need to pay VAT in accordance with the law, and there are no circumstances of arrears, omissions of payment or the need for make up payments.

(12)    Prior to the full performance of the obligations of Party A and Party C as stipulated in this agreement, all documents, materials and information (whether oral, written or in other forms) provided to Party B and the third parties hired by Party B are true, accurate and complete.

2. Each of the foregoing representations, warranties and undertakings shall be regarded as several representations, warranties and undertakings, and such representations, warranties and undertakings (unless otherwise expressly agreed to the contrary in this agreement) shall not be restricted or limited by virtue of being based upon reference or inference of any other terms of representations, warranties and undertakings or any other terms of this agreement.

3. If Party A and Party C breach the representation, warranty or undertaking made, or the representations, warranties or undertakings made are inconsistent with the actual circumstance, Party B has the right to refuse to pay Party A until it requests to terminate this agreement, and has the right to require Party A to refund the amount Party A has received, and if Party A overdues in making the refund, for each day of the overdue, it shall pay Party B a delayed payment at 5‰/day of the unrefunded amount. If Party B suffers losses as a result, Party A and Party C shall compensate Party B for its direct economic losses in full.

Article 5 Arrangements for the Transition Period

1.    From the date of the signing of this agreement to the date of completion of this Equity Transfer (hereinafter referred to as the “Transition Period”), all parties shall comply with the provisions of Chinese law, perform their due obligations and responsibilities, and shall not prejudice any interests of the other parties.

2.    During the Transition Period, Party A and Party C warrant that they shall not engage in, allow or cause any act or omission that would constitute or cause a substantive breach of any representation, warranty and undertaking agreed in this agreement, otherwise Party A and Party C shall compensate Party B for all such losses caused.

3.    During the Transition Period, Party A and Party C warrant that without the prior written consent or request of Party B, the Target Company shall not engage in or there shall not exist acts including but not limited to the following:

(1)    Any increase or decrease in registered capital, or merger, division, cancelation or other similar actions;

(2)    The transfer of the Target Equity or the establishment of any third-party restrictive rights (including but not limited to pledges or other guarantees, etc.) on the Target Equity, subject to recourse by any third party, or any ownership controversies and legal flaws in the Target Equity, and any other agreements, arrangements or undertakings that may lead to the limitation of the foregoing rights;

(3)    Make any offer or undertaking, or enter into any agreement, contract, or enter into any arrangement or transaction (regardless of whether it is legally binding or not), or to make any loan or external guarantee;

(4)    Release or otherwise exempt any claims or waive any rights of material value (including but not limited to any request);

(5)    Make settlement or arrangements for any tax-related responsibilities;

(6)    Any other matters that may affect Party B’s realization of the purpose of entering into this agreement;

(7)    Undertaking (whether in writing or in other forms) to take any of the aforementioned actions.

4.    During the Transition Period, the Target Company’s seals, certificates and licenses shall be jointly managed by both Party A and Party B, and both parties shall establish a system for the transfer of the seals, certificates and licenses. At the same time, if any party uses the seals, certificates and licenses to dispose of the assets and business of the Target Company without the approval of the other party, which results in adverse consequences, the user party shall be solely responsible. If the non-user party bears external liabilities, the non-user party has the right to recover the total losses from the user party.

Article 6 Burden of expenses

1.    The expenses for the business change registration of this Equity Transfer (including but not limited to the expenses of notarizing and authenticating Party A’s subject qualification documents when required by the competent authority to provide Party A’s subject qualification documents) shall be borne by Party B.

2.    When the Equity Transfer Payment for this Equity Transfer is paid, if it involves the withholding of payment of income tax by Party B, such tax payments shall be borne by Party B on its behalf.

3.    The intermediary expenses of this acquisition shall be borne by Party A, and Party A and the intermediary party shall sign a separate agreement, without involving Party B.

4.    Except as otherwise specified in this agreement, all taxes and expenses payable due to the transfer of the Target Equity and performance of this agreement shall be borne by each party in accordance with the provisions in the relevant laws and regulations.

Article 7 Modification, termination and liability for breach of agreement

1.    Any party to this agreement shall not modify or terminate this agreement without mutual agreement or compliance with laws and regulations and the provisions of this agreement. Any modification or termination of this agreement must be made by the transferor and the transferee in writing; if it needs to be approved in accordance with the law, it will only take effect after being approved by the competent authority.

2.    Except as otherwise agreed in this agreement, this agreement may be terminated under the following circumstances:

(1)    Both parties mutually agree in writing;

(2)    The purpose of this agreement cannot be achieved due to force majeure.

(3)    One party’s breach of contract renders the purpose of the contract impossible to be achieved, and the other party has the right to unilaterally terminate this agreement.

3.    Except as otherwise agreed in this agreement, if Party A and Party C fail to perform their relevant obligations in accordance with this agreement, or delay in the performance of their relevant obligations, Party B has the right to refuse to pay until it requests to terminate this agreement and has the right to request Party A to refund the amount received. If Party A overdues in making the payment, Party A shall pay a delayed payment to Party B at 5‰/day for each day of the overdue. If Party B suffers losses as a result, Party A and Party C shall compensate Party B in full for all direct economic losses.

4.    Unless otherwise stipulated in this agreement, if Party B fails to pay the Equity Transfer Payment in accordance with this agreement, or delays in making the payment of the Equity Transfer Payment, Party A has the right to require Party B to pay a delayed payment of 5‰/day of the unpaid price. If Party B’s delay in making the payment exceeds 10 days, Party A has the right to terminate this agreement. If Party A suffers losses as a result, Party B shall compensate Party A in full for all direct economic losses.

5.    In any of the following circumstances, this agreement will be terminated:

(1)    The obligations under this agreement have been fully performed as agreed;

(2)    This agreement is rescinded.

6.    The legal consequences of the termination of the agreement: after the termination of this agreement, if it has not been performed, the performance shall be terminated; if it has been performed, the observant party may require the breaching party to bear the responsibility for breach of contract and damages depending on the performance of the contract. The termination of rights and obligations under this agreement shall not affect the validity of the confidentiality provisions, the liability provisions for the breach of contract and provisions on dispute resolution under this agreement.

Article 8 Confidentiality

1.    Both parties shall strictly keep confidential the confidential information obtained for the purpose of signing and performing this agreement, including but not limited to the terms of this agreement, negotiations relating to this agreement, and the trade secrets and business secrets of any party to this agreement. Without the prior written consent of the other party, a party shall not disclose the confidential information to any third party (except under the circumstances stipulated in paragraph 2 of this article), and the above confidential information shall not be made available to persons in the companies of both parties who do not need to know the content of this agreement.

2.    Any party may disclose confidential information under the following circumstances:

(1)    If such disclosure is required by laws and administrative regulations;

(2)    If such disclosure is required by the relevant judicial or governmental agency’s regulatory requirements in accordance with the law;

(3)    If the relevant confidential information is already known to the public before it obtains or receives the confidential information;

(4)    Information which is disclosed to the public but is not due to the fault of the party;

(5)    If the other party has given prior written consent for the disclosure.

3.    The confidentiality obligations shall survive after the rescission/termination/suspension of this agreement and shall not restricted by time. All parties shall bear the confidentiality obligations for the financial, business conditions and any other non-public information (hereinafter referred to as “Trade Secrets”) of the parties that they have known during the negotiation and performance of this Equity Transfer. Without the prior written consent of the party which holds such Trade Secrets, no party shall disclose the Trade Secrets of other parties that it knows to third parties. However, Party B, as a member of a group of companies listed on NASDAQ, may disclose in accordance with applicable laws and regulations, the requirements of the U.S. Securities and Exchange Commission and stock exchanges, or the internal governance requirements of the listed companies.

Article 9 Applicable Law and Settlement of Disputes

1.    This agreement is governed by and construed in accordance with the laws of China.

2.    All disputes arising from the performance of this agreement or related to this agreement, shall be resolved through friendly consultations. If settlement could not be reached, either party has the right to proceed to the people’s court at the place where the plaintiff resides.

Article 10 Effectiveness of the agreement and others

1.    This agreement shall come into effect from as of the date when all parties sign and seal this agreement.

2.    If any provision of this agreement or any part of this agreement is deemed illegal, invalid or unenforceable according to the law, the other provisions shall not be affected by this.

3.    Any party’s failure to exercise or delay in exercising any rights or remedies under this agreement does not constitute a waiver of such rights or remedies. Any party’s exercise or partial exercise of any rights or other remedies under this agreement shall not affect its re-exercise of such rights or remedies.

4.    Party B agrees that after the completion of this Equity Transfer, within the period of validity of the 5 Computer Software Copyrights, it shall authorize Party A to use the 5 computer software copyrights for free of charge. The specific provisions of the “Letter of Authorization of the Computer Software Copyrights” issued by Party B shall prevail.

5.    If it is necessary for the procedures for the business change registration of this Equity Transfer, that a separate equity transfer agreement is required to be signed according to the requirements of the local administrative department for industry and commerce of the Target Company, if the relevant provisions of such agreement are inconsistent or conflict with the provisions of this agreement, the relevant provisions of this agreement shall prevail.

6.    This agreement is made in duplicate, each of which has the same legal effect.

7.    For matters not covered in this agreement, if there are provisions in laws and regulations, they shall be implemented in accordance with the provisions; if there are no such provisions, the parties to the agreement may sign a supplemental agreement, which has the same legal effect as this agreement.

(The remainder is intentionally left blank)

(This page is the signature page of the “Equity Transfer Agreement Regarding Hangzhou Youxi Information Technology Co., Ltd.”)

Party A:    Gamefield Hong Kong Limited (seal)            [SEAL]

Director or authorized representative (signature): /s/ Li Qiang

Party B: Zhejiang Mengxiang Consultancy Services Co., Ltd. (seal)            [SEAL]

Legal representative or authorized representative (signature): /s/ Biao Wei

Party C:

Li Qiang (signature): /s/ Li Qiang